Exhibit 99.1

Cost Plus, Inc. Reports Fourth Quarter Net Income and Fiscal 2009 Results, and Provides Outlook for the First Quarter of Fiscal 2010

Oakland, CA — March 25, 2010 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its fourth quarter and fiscal year ended January 30, 2010 and provided financial guidance for the first quarter of fiscal 2010.

Fourth Quarter Highlights:

•	$21 million in net income, a $39 million improvement over the prior year

•	$11 million in income from continuing operations before interest and taxes, a $22 million improvement, compared with an $11 million operating loss last year

•	Same store sales increased 0.3% for the combined fiscal November-December holiday period

•	Same store sales decreased 2.5% for the quarter due to significantly less clearance activity in January than a year ago

•	Gross profit rate for the quarter increased 340 basis points versus last year

•	Customer count increased 2.7% for the quarter

•	$13 million tax benefit for the net operating loss (NOL) refund was received in February 2010

Fourth Quarter and Fiscal 2009

Net sales for the fourth quarter ended January 30, 2010 were $320.0 million, a 4.6% decrease from the $335.4 million in net sales for the fourth quarter ended January 31, 2009. Same store sales for the fourth quarter decreased 2.5% compared to a 6.1% decrease last year. As previously announced, same store sales for the nine week holiday period increased 0.3%. Customer count for the fourth quarter increased 2.7%, offset by a 5.1% reduction in the average ticket per customer. Net sales for fiscal 2009 were $869.5 million, an 8.6% decrease from $950.9 million in fiscal 2008. For fiscal 2009, same store sales decreased 7.1% driven by a reduction in the average ticket. Customer count for fiscal 2009 was flat compared to last year.

Barry Feld, President and Chief Executive Officer commented, “We are pleased with the return to profitability in our most important quarter. The Company’s core competency in unique and affordable seasonal gift-giving and entertaining products, augmented with a new customer acquisition campaign, reversed the negative trend in customer count and drove significantly more profitable sales in the quarter than a year ago.”

Mr. Feld continued, “Despite a 7% decline in same store sales for the fiscal year, we reduced our loss from continuing operations for the year (EBIT) by 32% from fiscal 2008 during one of the toughest retail periods on record. Fourth quarter EBITDA of $17 million compared to an EBITDA loss of $2.7 million last year clearly demonstrates that the recent changes to our merchandising and marketing strategies are the right ones to deliver positive cash flow in fiscal 2010.”

Gross profit rate for the fourth quarter of fiscal 2009 increased to 27.4% from 24.0% for the fourth quarter last year. Last year, the fourth quarter gross profit rate included a $9.0 million charge to write-down slow moving inventory which, as a result of improved inventory management, was not repeated in the fourth quarter of fiscal 2009. Excluding the $9.0 million inventory write-down last year, gross profit rate increased 80 basis points.

The gross profit rate for fiscal 2009 was 26.4% compared to 26.0% for fiscal 2008. Reductions in the cost of merchandise were offset by promotional activity required to compete with aggressive discounting among other specialty retailers, particularly in the furniture category. Additionally, sales in consumables which have a lower margin rate continued to outperform home furnishings putting pressure on the overall margin rate. Occupancy costs for fiscal 2009 increased 90 basis points over last year primarily due to decreased leverage on lower same store sales. To date, the Company has executed or obtained agreements in principle of $15 million in rent concessions under its rent abatement program, of which $4 million was realized in fiscal 2009. Negotiations with landlords will continue for the foreseeable future.

Fourth quarter selling, general and administrative (“SG&A”) expenses include charges for the following:

•

$0.3 million non-cash impairment charge to write-down property and equipment net of deferred rent and tenant improvement allowances for five stores that closed during the first quarter of fiscal 2010 compared to a $0.8 million write-down last year related to the eight continuing operations stores that closed in the first quarter of fiscal 2009.

•	$0.4 million severance charge in the fourth quarter of fiscal 2009 compared to a $1.2 million severance charge for the work force reduction in the fourth quarter of fiscal 2008.

•

$0.4 million non-cash impairment charge to write-down property and equipment net of deferred rent and tenant improvement allowances for two underperforming stores that we do not plan to close compared to a $0.9 million write-down last year for seven underperforming stores that we do not plan to close.

Excluding the items listed above, SG&A expenses as a percentage of net sales were 23.9% for the fourth quarter of fiscal 2009 versus 26.4% for the fourth quarter of fiscal 2008. The decrease in SG&A expenses as a percentage of net sales for the fourth quarter and fiscal year were due to the Company’s cost-cutting initiatives, including store closures, which resulted in lower payroll, advertising and other controllable expenses. Excluding the items listed above, SG&A expenses as a percentage of net sales were 31.1% for fiscal 2009 compared to 32.7% for fiscal 2008.

Store closure costs related to closing the eight stores classified within continuing operations were a gain of $0.5 million for the fourth quarter of fiscal 2009 and an expense of $5.8 million for the year. The $0.5 million gain in the fourth quarter is the result of favorable lease buy-out settlements. There were no store closure costs in fiscal 2008 relating to closed stores that were classified within continuing operations.

For the fourth quarter of fiscal 2009, the Company reported earnings from continuing operations before interest and taxes (or “EBIT”) of $10.7 million. The following table provides comparable EBIT and EBITDA results on a GAAP and non-GAAP basis:

	Fourth Quarter		Full Year
(Dollars in thousands)	FY09	FY08[1]	FY09	FY08[1]
Income/(loss) from continuing operations before interest and taxes (EBIT)	$10,677	$(10,867)	$(48,046)	$(70,659)
Excluding impact of:
Property & equipment impairments, net	680	1,670	1,142	1,902
Store closure costs	(518)	—	5,799	—
Corporate workforce severance	383	1,160	383	1,160
Permanent write-down of inventory	—	9,005	—	9,005
Review unsolicited offer from Pier 1	—	—	—	2,800

Non-GAAP EBIT	$11,222	$968	$(40,722)	$(55,792)

Less impact of depreciation and amortization	6,414	8,187	28,549	32,847

Non-GAAP EBITDA	$17,636	$9,155	$(12,173)	$(22,945)

1.	Amounts for fiscal 2008 have been restated to remove the impact of the discontinued operations related to the 18 stores classified within discontinued operations that were closed in fiscal 2009.

Net income on a GAAP basis for the fourth quarter of fiscal 2009 was $21.1 million or $0.95 per diluted share versus a loss of $18.3 million or $0.83 per diluted share for the fourth quarter of fiscal 2008. Net loss for fiscal 2009 was $63.3 million or $2.87 per diluted share compared to a net loss of $102.7 million or $4.65 per diluted share last year. In the fourth quarter of fiscal 2009, the Company had an income tax benefit of $13.1 million primarily as a result of a receivable that was recorded for a tax refund that was received in February 2010. The tax refund was related to the Worker, Homeownership, and Business Assistance Act of 2009, which was signed into law on November 6, 2009, that allows taxpayers to elect to carry back net operating losses for additional periods.

The Company ended the year with $48.5 million in borrowings and $12.9 million in letters of credit outstanding under its asset-based credit facility compared to $38.5 million in borrowings and $13.5 million in letters of credit last year. The revolving credit facility is asset-based and expires in June 2012. At the end of fiscal 2009, inventory levels had declined 18.8% year-over-year. The reduction in inventory is the result of store closures, planned decreases in SKU (stock keeping unit) count and lower weeks of supply.

As a result of its credit agreements, inventory reductions and minimal capital expenditure requirements, the Company’s liquidity position is sufficient to meet planned expenditures through the next 12 months.

Mr. Feld concluded, “By tightly controlling expenses and inventory purchases in fiscal 2009, we were able to dramatically reduce operating losses. In January, we made the necessary changes to our merchandising organization needed to improve gross margin. I am pleased with our results thus far in the quarter and feel confident that we are on course to deliver positive EBITDA for fiscal 2010.”

The Company did not open any new stores and closed two during the fourth quarter and ended the year with 268 stores in 30 states versus 296 stores in 33 states at the end of fiscal 2008.

First Quarter Fiscal 2010 Outlook

For the first quarter of fiscal 2010, the Company expects net sales in the range of $185 million to $188 million, based on a same store sales increase in the range of 3% to 5%. Gross profit margin for the first quarter is expected to be 200 to 240 basis points higher than the first quarter of fiscal 2009.

For the first quarter of fiscal 2010, the Company is projecting a loss from continuing operations before interest and taxes in the range of $11 million to $13 million versus a loss of $22.3 million for the first quarter of fiscal 2009. Depreciation and net interest expense are projected to be $6 million and $3 million respectively, resulting in an EBITDA loss in the range of $5 million to $6 million versus a $14.5 million EBITDA loss for the first quarter of fiscal 2009.

The Company relocated one store and closed five stores in the first quarter of fiscal 2010 versus opening no new stores and closing 26 in the first quarter of fiscal 2009. All five stores closed during the first quarter of fiscal 2010 are included in continuing operations compared with eight store closures included in continuing operations in the first quarter of fiscal 2009.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of March 25, 2010, the Company operated 263 stores in 30 states.

The Company’s fourth quarter earnings conference call will be today, March 25, 2010, at 1:30 p.m. PT. The conference call will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 800-299-7635 and the access code is 54624530. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 888-286-8010, Access Code: 33339937 from 4:30 p.m. PT Thursday, March 25, 2010 to 4:30 p.m. PT on Thursday, April 1, 2010. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately three hours after the live call concludes.

This release references non-GAAP income from continuing operations before interest and taxes (or “EBIT”) and the non-GAAP financial measure of earnings before, interest, taxes, depreciation and amortization (“EBITDA”). The Company believes that the non-GAAP financial measures allow management and investors to understand and compare the Company’s operating results in a more consistent manner for the fourth quarter and full year of fiscal 2009, the non-GAAP measures presented may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be considered supplemental and not a substitute for the Company’s financial results that are recorded in accordance with generally accepted accounting principles for the periods presented.

This press release contains “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such “forward-looking statements” include, but are not limited to, our fiscal 2010 liquidity position and our financial guidance for the first quarter of fiscal 2010. The risks and uncertainties include, but are not limited to: continued deterioration in economic conditions that affect consumer spending; changes in the competitive environment; currency fluctuations; timely introduction and customer acceptance of merchandising offerings; foreign and domestic labor market fluctuations; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; unseasonable weather; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

FINANCIAL TABLES FOLLOWING

###

COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts, unaudited)

	Fourth Quarter
	January 30, 2010		January 31, 2009
Net sales	$319,956	100.0%	$335,419	100.0%
Cost of sales and occupancy	232,207	72.6	255,070	76.0

Gross profit	87,749	27.4	80,349	24.0

Selling, general and administrative expenses	77,575	24.2	91,216	27.2
Store closure costs	(518)	(0.2)	—	0.0
Store preopening expenses	15	0.0	—	0.0

Income/(loss) from continuing operations, before interest and taxes	10,677	3.3	(10,867)	(3.2)
Net interest expense	2,840	0.9	2,983	0.9

Income/(loss) from continuing operations before income taxes	7,837	2.4	(13,850)	(4.1)
Income tax expense/(benefit)	(13,135)	(4.1)	2,024	0.6

Net income/(loss) from continuing operations	20,972	6.6	(15,874)	(4.7)
Income/(loss) from discontinued operations	108	0.0	(2,393)	(0.7)

Net income/(loss)	$21,080	6.6%	$(18,267)	(5.4)%

Net income/(loss) per diluted share from continuing operations	$0.95		$(0.72)
Income/(loss) per diluted share from discontinued operations	$0.00		$(0.11)
Net income/(loss) per diluted share	$0.95		$(0.83)

Weighted average shares outstanding- diluted	22,190		22,087
New stores opened	0		0
	For the Twelve Month Period Ended
	January 30, 2010		January 31, 2009
Net sales	$869,459	100.0%	$950,913	100.0%
Cost of sales and occupancy	639,846	73.6	703,877	74.0

Gross profit	229,613	26.4	247,036	26.0

Selling, general and administrative expenses	271,622	31.2	314,467	33.1
Store closure costs	5,799	0.7	—	0.0
Store preopening expenses	238	0.0	3,228	0.3

Loss from continuing operations, before interest and taxes	(48,046)	(5.5)	(70,659)	(7.4)
Net interest expense	11,206	1.3	12,840	1.4

Loss from continuing operations before income taxes	(59,252)	(6.8)	(83,499)	(8.8)
Income tax expense/(benefit)	(12,738)	(1.5)	758	0.1

Net loss from continuing operations	(46,514)	(5.3)	(84,257)	(8.9)
Loss from discontinued operations	(16,805)	(1.9)	(18,411)	(1.9)

Net loss	$(63,319)	(7.3)%	$(102,668)	(10.8)%

Loss per diluted share from continuing operations	$(2.11)		$(3.82)
Loss per diluted share from discontinued operations	$(0.76)		$(0.83)
Net loss per diluted share	$(2.87)		$(4.65)

Weighted average shares outstanding- diluted	22,087		22,087
New stores opened	2		15

(more)

COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	January 30, 2010	January 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$2,602	$3,707
Merchandise inventories	177,203	218,105
Other current assets	32,035	23,446

Total current assets	211,840	245,258

Property and equipment, net	164,576	195,018
Other assets	4,016	4,716

Total assets	$380,432	$444,992

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,141	$75,163
Accrued compensation	11,841	12,819
Current portion of long-term debt	874	823
Other current liabilities	31,887	27,680

Total current liabilities	110,743	116,485

Long-term portion of revolving line of credit	48,500	38,500
Capital lease obligations	6,930	7,133
Long-term debt - distribution center lease obligations	112,735	113,588
Other long-term obligations	27,481	33,077

Shareholders’ equity:
Common stock	221	221
Additional paid-in capital	171,304	170,151
Accumulated deficit	(97,482)	(34,163)

Total shareholders’ equity	74,043	136,209

Total liabilities and shareholders’ equity	$380,432	$444,992

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

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